Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2015 Financial Results

  Full-year 2015 net product sales of HORIZANT® (gabapentin enacarbil) Extended-Release Tablets increased 96% to $39.5 million
  Total HORIZANT prescribed tablet growth remained strong at 70% year over year*

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 25, 2016--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2015. Total revenues for the fourth quarter were $14.1 million compared to $7.1 million for the same period in 2014. Net loss for the fourth quarter was $13.4 million compared to a net loss of $17.7 million for the fourth quarter of 2014. At December 31, 2015, XenoPort had cash and cash equivalents and short-term investments of $139.5 million.

Business Updates:

  XenoPort achieved strong HORIZANT net product sales of $13.6 million for the fourth quarter, a 105% increase over the same period in 2014.
  Total HORIZANT prescribed tablets in the fourth quarter of 2015 increased 57% compared to the fourth quarter of 2014.*
  XenoPort recently added approximately 15 new NeuroHealth Specialists to be fully trained and deployed in the first quarter of 2016. With this deployment, NeuroHealth Specialists will cover approximately 135 territories in the United States.
  The National Institute on Alcohol Abuse and Alcoholism (NIAAA) has enrolled over 50% of approximately 350 patients in its clinical trial of HORIZANT in patients with alcohol use disorder (AUD). The NIAAA has indicated that it anticipates reporting top-line results of this study in the first half of 2017.
  XenoPort has been granted patent term extension by the U.S. Patent and Trademark Office, extending product-specific exclusivity of its composition-of-matter patent for HORIZANT into April 2025. There are currently six Orange Book listed patents for HORIZANT with expiration dates from 2022 to 2029.

Vincent J. Angotti, chief executive officer of XenoPort, stated, “HORIZANT net sales showed continued strong growth in the fourth quarter achieving an annualized run rate of over $50 million. Our success in the fourth quarter further validates our strategy to drive HORIZANT sales growth and strengthens our belief in our ability to drive the company to profitability with our current cash resources.”

XenoPort Fourth Quarter and Year-End 2015 Financial Results

Total revenues for the fourth quarter of 2015 were $14.1 million compared to $7.1 million for the fourth quarter of 2014. The increase in revenues in the fourth quarter of 2015 was principally due to HORIZANT net product sales, which increased to $13.6 million for the fourth quarter compared to $6.6 million in the fourth quarter of 2014.

Total revenues for the year ended December 31, 2015 were $41.2 million compared to $46.9 million for 2014. Revenues for 2014 included recognition of $25.0 million in collaboration revenue related to an arbaclofen placarbil (AP) licensing agreement with Indivior UK Ltd. HORIZANT net product sales for 2015 were $39.5 million compared to $20.2 million for 2014.

Research and development expenses for the fourth quarter of 2015 decreased to $3.3 million from $7.2 million for the same period in 2014. The decrease in research and development expenses for the fourth quarter of 2015 was primarily due to decreased development costs for XP23829 and decreased personnel costs, resulting from the company’s decision at the end of the third quarter to cease further internal development of XP23829 and shift the company’s focus to commercializing HORIZANT. Research and development expenses for the year ended December 31, 2015 decreased to $22.7 million from $23.7 million for 2014. The decrease in research and development expenses for 2015 compared to 2014 was primarily from a reduction in personnel costs, offset in part by increased net development costs for XP23829 as well as severance charges related to XenoPort’s strategic shift to focus on the commercialization of HORIZANT and discontinue internal development of XP23829.

Selling, general and administrative expenses were $22.5 million for the fourth quarter of 2015 compared to $17.0 million for the same period in 2014. Selling, general and administrative expenses for the year ended December 31, 2015 were $95.3 million compared to $70.2 million for 2014. The increases in selling, general and administrative expenses in both the fourth quarter and full-year 2015 were principally due to costs related to the continued and expanded commercialization and promotion of HORIZANT, which included increased professional fees and personnel costs. The increases also included severance charges relating to a reduction in workforce implemented in the third quarter of 2015 in connection with the company’s strategic shift, as well as the retirement of XenoPort’s prior CEO.

Net loss for the fourth quarter of 2015 was $13.4 million compared to a net loss of $17.7 million for the same period in 2014. Net loss for the year ended December 31, 2015 was $82.3 million compared to a net loss of $49.3 million for 2014. Basic and diluted net loss per share were $0.21 for the fourth quarter of 2015 compared to basic and diluted net loss per share of $0.28 for the same period in 2014. For the year ended 2015, basic and diluted net loss per share were $1.30 compared to basic and diluted net loss per share of $0.81 for 2014.

Financial Guidance

XenoPort announced that it expects HORIZANT net product sales for 2016 to be in the range of $61 million to $65 million. XenoPort expects research and development expenses to be in the range of $4 million to $6 million and selling, general and administrative expenses to be in the range of $100 million to $110 million, which includes employee non-cash stock-based compensation of approximately $10 million. Finally, XenoPort expects that the net use of cash for 2016 will be in the range of $40 million to $50 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at December 31, 2016 and the actual balances at December 31, 2015).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 51661251.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 51661251.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on commercializing HORIZANT in the United States. XenoPort has entered into a clinical trial agreement with the NIAAA under which the NIAAA has initiated a clinical trial evaluating gabapentin enacarbil as a potential treatment for patients with AUD. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, AP, to Indivior for all indications. XenoPort’s other product candidates include XP23829, a novel fumaric acid ester prodrug that is a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis or patients with relapsing forms of multiple sclerosis, and XP21279, a prodrug of levodopa that is a potential treatment for patients with idiopathic Parkinson's disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity, promotional efforts and value proposition for HORIZANT; the potential clinical development of HORIZANT by the NIAAA, including the results of the NIAAA’s clinical trial and the timing thereof; the suitability of HORIZANT as a potential treatment for AUD; XenoPort’s 2016 financial guidance, including XenoPort’s expected HORIZANT net product sales, research and development expenses, selling, general and administrative expenses and net cash usage for 2016; XenoPort’s beliefs regarding projected continued growth in net product sales for 2016 and the ability to achieve profitability through the execution of its new strategy in focusing on the commercialization of HORIZANT using the company’s current cash resources; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipated,” “believes,” “expect,” “hope,” “may,” “plans,” “possible,” “potential,” “proposed,” “should,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain internal and third-party sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort or its partners may conduct; the NIAAA’s ability to successfully conduct the proposed clinical trial of HORIZANT in the anticipated timeframe, or at all; the risk that the initiation or completion of clinical trials for HORIZANT may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XenoPort and/or the NIAAA may be required to conduct significant additional clinical testing of HORIZANT prior to any HORIZANT label expansion to include the AUD indication; the uncertainty of the FDA’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; XenoPort’s dependence on collaborative partners; the availability of resources to develop XenoPort’s product candidates and support XenoPort's operations; XenoPort’s substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; the uncertain therapeutic and commercial value of XenoPort’s product candidates; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 5, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

* This information is an estimate derived from the use of information under license from the following IMS Health information service: IMS HEALTH – NPA™ (National Prescription Audit Family of Services) for the periods of 2014 and 2015, and the fourth quarters of 2014 and 2015. IMS expressly reserves all rights, including rights of copying, distribution and republication.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2015	2014

Current assets:
Cash and cash equivalents	$61,317	$11,958
Short-term investments	78,169	90,098
Accounts receivable	6,439	2,895
Inventories	2,068	1,458
Prepaids and other current assets	6,553	3,185
Total current assets	154,546	109,594
Property and equipment, net	1,792	2,422
Long-term inventories	7,581	9,098
Restricted investments and other assets	74	1,947
Total assets	$163,993	$123,061
Liabilities:
Current liabilities	$19,284	$17,788
Noncurrent liabilities	124,409	14,133
Total liabilities	143,693	31,921
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital and other	689,366	677,894
Accumulated deficit	(669,129)	(586,816)
Total stockholders’ equity	20,300	91,140
Total liabilities and stockholders’ equity	$163,993	$123,061

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014
Revenues:
Product sales, net	$13,638	$6,648	$39,459	$20,173
Collaboration revenue	284	284	1,134	26,134
Royalty revenue	157	159	567	561
Total revenues	14,079	7,091	41,160	46,868
Operating expenses:
Cost of product sales	740	505	2,366	2,094
Research and development*	3,282	7,178	22,715	23,679
Selling, general and administrative*	22,548	17,003	95,301	70,194
Total operating expenses	26,570	24,686	120,382	95,967
Loss from operations	(12,491)	(17,595)	(79,222)	(49,099)
Net interest expense	(868)	(62)	(3,091)	(234)
Net loss	$(13,359)	$(17,657)	$(82,313)	$(49,333)
Basic and diluted net loss per share	$(0.21)	$(0.28)	$(1.30)	$(0.81)
Shares used to compute basic and diluted net loss per share	63,282	62,323	63,193	60,856

* Includes employee non-cash stock-based compensation as follows:
Research and development	$213	$213	$1,637	$2,062
Selling, general and administrative	1,796	1,674	8,541	6,979
Total	$2,009	$1,887	$10,178	$9,041

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com